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                                                     UNITED STATES                                          OMB APPROVAL
                                           SECURITIES AND EXCHANGE COMMISSION                       -----------------------------
                                                Washington, D.C. 20549                              OMB Number:         3235-0058
                                                                                                    Expires:       April 30, 2009
                                                                                                    Estimated average burden
                                                      FORM 12b-25                                   hours per response ..... 2.50
                                                                                                    -----------------------------
                                                                                                    -----------------------------
                                             NOTIFICATION OF LATE FILING                                    SEC FILE NUMBER

(Check One):                                                                                        -----------------------------
                                                                                                    -----------------------------
 |X| Form 10-K  |_| Form 20-F |_| Form 11-K | | Form 10-Q  [ ] Form 10-QSB  [ ]Form 10-D                      CUSIP NUMBER
                                       |_| Form N-SAR

     For Period Ended:   March 31, 2008                                                             -----------------------------
                       -------------------
     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended: _______________________________________________________________________

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                            Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                        PART I -- REGISTRANT INFORMATION

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Full Name of Registrant

     Tel-Instrument Electronics Corp
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Former Name if Applicable


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Address of Principal Executive Office (Street and Number)

     728 Garden Street
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City, State and Zip Code

     Carlstadt, New Jersey  07072
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                                    PART II -- RULES 12b-25(b) AND (c)


If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

  [ ]     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  [X]     (b) The subject annual report, semi-annual report or transition report on Form 10-K, Form 10-KSB, Form 20-F, Form 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

  [ ]     (c) The accountant's statement or other exhibit required by Rule
              12b-25(c) has been attached if applicable.


                                           PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K and 10-KSB, 20-F, 11-K, 10-Q and 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed period.

     Additional time is required to incorporate the new requirements for smaller reporting companies, review disclosures for discontinuance of a division, and allow time for audit committee review.



                                                                           (Attach Extra Sheets if Needed)


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                                                                                                              SEC 1344 (3/06)

                           PART IV--OTHER INFORMATION

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(1) Name and telephone number of person to contact in regard to this notification

          Joseph P. Macaluso                                   (201)                                    933-1600
---------------------------------------                ---------------------                         ----------------
                (Name)                                      (Area Code)                             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the
    Securities Exchange Act of 1934 or Section 30 of the Investment Company Act
    of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
    identify report(s).                                                                                       [X] Yes  [ ] No
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings  statements to be included in the subject
    report or portion thereof?                                                                                [X] Yes  [ ] No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     As indicated in our press release dated June 10, 2008, and filed with Form 8-K dated June 12, 2008, results of operations for the quarter ended March 31, 2008 would show a significant loss.

====================================================================================================================================

                                                  Tel-Instrument Electronics Corp.
                                             ------------------------------------------
                                            (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:         June 26, 2008                                               By:  /s/  Joseph P. Macaluso
       ---------------------------                                                  ----------------------------------------
                                                                                    Principal Accounting Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

----------------------------------------------------------- ATTENTION --------------------------------------------------------------
             Intentional misstatements or omissions of fact constitute Federal
             Criminal Violations (See 18 U.S.C. 1001).
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